Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 31, 2013 (this “Agreement”), by and between The ServiceMaster Company, a Delaware corporation (the “Corporation”), and The ServiceMaster Company, LLC, a Delaware limited liability company (the “LLC”, and together with the Corporation, the “Parties”).

W I T N E S S E T H:

WHEREAS, the LLC desires to acquire the properties and other assets, and to assume all of the liabilities and obligations, of the Corporation by means of a merger of the Corporation with and into the LLC;

WHEREAS, Section 18-209 of the Delaware Limited Liability Company Act, 6 Del.C. §18-101, et seq. (the “DLLCA”) and Section 264 of the General Corporation Law of the State of Delaware, 8 Del.C. §101, et seq. (the “DGCL”), authorize the merger of a Delaware corporation with and into a Delaware limited liability company;

WHEREAS, the LLC is a direct, wholly owned subsidiary of the Corporation;

WHEREAS, the Corporation and the LLC now desire to merge (the “Merger”), following which the LLC shall be the surviving entity (the “Surviving LLC”);

WHEREAS, the Corporation’s Certificate of Incorporation and By-Laws permit, and resolutions adopted by the Corporation’s Board of Directors has authorized and approved, this Agreement and the consummation of the Merger;

WHEREAS, the Board of Directors of the LLC has adopted resolutions authorizing and approving this Agreement and the consummation of the Merger; and

WHEREAS, by execution of this Agreement, the Corporation, in its capacity as the sole member of the LLC, is hereby approving this Agreement and the consummation of the Merger.

NOW THEREFORE, the Parties hereby agree as follows:

1.                                      THE MERGER.

1.1                   After satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, including the effectiveness of the transactions contemplated to be completed prior to the Merger in the Steps Memorandum circulated among the Parties (the “Steps Memorandum”), as the Corporation and the LLC shall determine and evidenced by the filing of the Certificate of Merger (as defined herein), the LLC, which shall be the surviving entity, shall merge with the Corporation and shall file a certificate of merger, substantially as set forth in the form attached hereto as Exhibit A (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware law in connection with the Merger.  Maribeth LeHoux is hereby designated as an “authorized person” of the LLC within the meaning of the DLLCA and is hereby authorized, for and on behalf of the LLC, to execute, deliver and cause the filing of the Certificate of Merger with the Secretary of State of the State of Delaware to effectuate the Merger in accordance with the order of (and at the time set forth for the Merger) in the Steps Memorandum.  The Merger shall become effective at such time as is specified in the Certificate of Merger (the “Effective Time”)

1.2                   At the Effective Time, the Corporation shall be merged with and into the LLC, whereupon the separate existence of the Corporation shall cease, and the LLC shall be the Surviving LLC of the Merger and shall continue its limited liability company existence under the laws of the State of Delaware in accordance with Section 18-209 of the DLLCA and Section 264 of the DGCL.

1.3                   The name of the Surviving LLC shall be The ServiceMaster Company, LLC.  At the Effective Time, the LLC shall continue in existence as the Surviving LLC and, without further transfer, shall succeed to and possess all of the rights, privileges and powers of the Corporation, and all of the assets and property of whatever kind and character of the Corporation shall vest in the Surviving LLC without further act or deed; thereafter, the Surviving LLC shall be liable for all of the liabilities and obligations of the Corporation, and any claim or judgment against the Corporation may be enforced against the Surviving LLC in accordance with Section 18-209 of the Delaware Act and Section 264 of the DGCL.

2.                                      EFFECT ON INTERESTS.

2.1                   All of the capital stock of the Corporation issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into all of the limited liability company interests of the Surviving LLC.

2.2                   Each limited liability company interest in the LLC outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and no consideration shall be issued in respect thereof.

2.3                   Pursuant to Sections 18-301(b)(3) and 18-101(7) of the DLLCA and simultaneous with the Effective Time, notwithstanding any provision of the limited liability company agreement of the LLC, as in effect immediately prior to the Effective Time, the sole stockholder of the Corporation immediately prior to the Effective Time

(such stockholder being CDRSVM Holding, Inc., a Delaware corporation) shall, automatically and without any further action of any person or entity being required, be admitted to the Surviving LLC as the sole member of the Surviving LLC, own all of the limited liability company interests in the Surviving LLC and shall be bound by the terms of the Surviving LLC Agreement (as defined herein), and the Surviving LLC shall continue without dissolution.

3.                                      CERTIFICATE OF FORMATION; LIMITED LIABILITY AGREEMENT.

3.1                   The certificate of formation of the LLC, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving LLC from and after the Effective Time, and thereafter may be amended as provided therein or by applicable law (the “Surviving LLC Certificate”).

3.2                   The limited liability company agreement of the LLC, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving LLC from and after the Effective Time, and thereafter may be amended as provided therein or by applicable law (the “Surviving LLC Agreement”).

4.                                      DIRECTORS; OFFICERS.

4.1                   The directors serving on the Board of Directors of the LLC immediately prior to the Effective Time shall be the directors on the Surviving LLC’s Board of Directors immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Surviving LLC Agreement.

4.2                   The officers of the LLC immediately prior to the Effective Time shall be the officers of the Surviving LLC until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the Surviving LLC Agreement.

5.                                      COUNTERPARTS; EFFECTIVENESS.

5.1                   This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each Party shall have received the counterpart hereof signed by the other Party.

6.                                      MISCELLANEOUS.

6.1                   The representations and warranties and agreements contained in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement.

6.2                   To the fullest extent permitted by law, no failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

6.3                   All prior or contemporaneous agreements, contracts, promises, representations, and statements, if any, between the Corporation and the LLC, or their representatives, are merged into this Agreement, and this Agreement together with the Steps Memorandum shall constitute the entire understanding between the Corporation and the LLC with respect to the subject matter hereof.

6.4                   The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party.

6.5                   Each provision of this Agreement shall be considered severable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

6.6                   This Agreement shall be governed by and construed in accordance the laws of the State of Delaware, without regard to principles of conflict of laws.

6.7                   If at any time the LLC shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable to vest, perfect or confirm of record in the Surviving LLC the title to any property or right of the Corporation, or otherwise to carry out the provisions hereof, the proper representatives of the Corporation as of the Effective Time shall execute and deliver any and all proper deeds, assignments and assurances and do all things necessary or proper to vest, perfect or convey title to such property or right in the Surviving LLC, and otherwise to carry out the provisions hereof.

6.8                   Amendment.  Any provision of this Agreement may, subject to applicable law, be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed by the LLC and by the Corporation.

6.9                   Termination.  Notwithstanding adoption and approval of this Agreement by the sole stockholder of the Corporation or the sole member of the LLC, the Parties may, by mutual written consent, terminate this Agreement and abandon the Merger at any time prior to the Effective Time.  If this Agreement is terminated pursuant to this Section 6.9, this Agreement shall become void and of no effect with no liability on the part of either party hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of December 23, 2013.

THE SERVICEMASTER COMPANY, a Delaware corporation

By:	/s/ Alan J.M. Haughie
	Name:	Alan J.M. Haughie
	Title:	Senior Vice President and Chief Financial Officer

THE SERVICEMASTER COMPANY, LLC, a Delaware limited liability company

By:	/s/ Alan J.M. Haughie
	Name:	Alan J.M. Haughie
	Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Certificate of Merger

CERTIFICATE OF MERGER

OF

THE SERVICEMASTER COMPANY

(a Delaware corporation)

into

THE SERVICEMASTER COMPANY, LLC

(a Delaware limited liability company)

dated: January 13, 2014

The undersigned limited liability company formed and existing under the laws of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST:  The name, jurisdiction of formation or organization and type of entity of each of the constituent entities which is to merge are as follows:

Name	Jurisdiction of Formation or Organization	Type of Entity
The ServiceMaster Company	Delaware	Corporation

The ServiceMaster Company, LLC	Delaware	Limited Liability Company

SECOND:  An Agreement and Plan of Merger (“Agreement of Merger”) has been approved and executed by (i) The ServiceMaster Company, a Delaware corporation (the “Non-Surviving Corporation”) and (ii) The ServiceMaster Company, LLC, a Delaware limited liability company (the “Surviving LLC”).

THIRD:  The name of the surviving domestic limited liability company is The ServiceMaster Company, LLC.

FOURTH: The merger of the Non-Surviving Corporation into the Surviving LLC shall be effective on January 14, 2014, at 11:00 a.m. Eastern Standard Time.

FIFTH:  The executed Agreement of Merger is on file at a place of business of the Surviving LLC.  The address of such place of business of the Surviving LLC is 860 Ridge Lake Blvd, Memphis, TN, 38120.

SIXTH:  A copy of the Agreement of Merger will be furnished by the Surviving LLC, on request and without cost, to any member of the Surviving LLC or any stockholder of or person holding an interest in the Non-Surviving Corporation.

IN WITNESS WHEREOF, The ServiceMaster Company, LLC, a Delaware limited liability company, has caused this Certificate of Merger to be duly executed as of the date first-above written.

THE SERVICEMASTER COMPANY, LLC

By:
Name:
Title:

[Signature Page to Certificate of Merger – The ServiceMaster Company and The ServiceMaster Company, LLC]